Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Proxy Statement / Prospectus of Acucela Inc., dated March 29, 2016, and to the incorporation by reference therein of our reports dated March 10, 2016, with respect to the consolidated financial statements of Acucela Inc., and the effectiveness of internal control over financial reporting of Acucela Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 25, 2016